Exhibit 10.326

CONFIDENTIAL	REDACTED VERSION

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

WNV Association Agreement

This WNV Association Agreement (this “WNV Association Agreement”) is made effective as of July 1, 2003, between America’s Blood Centers (“ABC”), a charitable and non-profit corporation, having its principal office at 725 15th Street, N.W. Suite 700, Washington, D.C. 20005, and Chiron Corporation, a Delaware corporation (“Chiron”) having its offices at 4560 Horton Street, Emeryville, California 94608-2916.

Background

A.            WHEREAS, ABC is an association of non-profit community-based centers (each such blood center, a “Member”);

B             WHEREAS, Members currently screen for themselves and for other blood banks in the United States, human blood samples for viruses such as Human Immunodeficiency Virus type-1 (“HIV-1”) and Hepatitis C Virus (“HCV”) by performing screening using amplified nucleic acid screening;

C.            WHEREAS, Chiron and ABC are parties to that certain Association Agreement Regarding Sale and Servicing of Blood Screening Products effective as of May 1, 2002 (the “2002 Association Agreement”), pursuant to which Chiron sells to Participating Members, and Participating Members purchase from Chiron, certain assays and blood screening instruments to conduct nucleic acid amplification screening to detect the presence of certain viruses in blood, including HIV-1 and HCV;

D.            WHEREAS, Chiron, together with its collaboration partner, Gen-Probe, Incorporated (“Gen-Probe”)  is developing a WNV Assay which can be used to conduct amplified nucleic acid tests to detect the West Nile Virus (“WNV”) in pooled and single donor blood products (the “WNV Assay”);

E.             WHEREAS, Further development and testing of the WNV Assay is necessary before Chiron and Gen-Probe may seek to obtain FDA approval for the commercial distribution and use of such WNV Assay;

F.             WHEREAS, The costs and efforts required for such further development and testing far exceed those that Chiron and Gen-Probe will undertake without assistance and collaboration from other entities, and the absence or delay of such assistance and collaboration of those entities would significantly delay the further development and testing, and, thus, the availability to Members of the WNV Assay;

G.            WHEREAS, The rapid development and availability of the WNV Assay for the testing of blood donations is of critical importance to ensure the safety of blood products and to the protection of the public health;

H.            WHEREAS, ABC wishes to enable its Members to collaborate with and support Chiron and Gen-Probe in the further development and testing of the WNV Assay necessary for obtaining FDA approval or licensing for commercial distribution of the WNV Assay, subject to the terms and conditions stated below:

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the parties hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE 1 – DEFINITIONS

Capitalized terms not defined herein shall have the meanings set forth in Schedule A hereto.

ARTICLE 2 – PROVISION OF WNV ASSAYS

Chiron agrees to supply Participating Members with WNV Assays in accordance with the terms and conditions set forth in Schedule B hereto.

ARTICLE 3 – BLOOD SCREENING SYSTEMS; SOFTWARE & DOCUMENTATION

3.1           Blood Screening Systems.

(a)           General.  Participating Members shall use the WNV Assay only on the Blood Screening Systems.  Chiron bears no responsibility with respect to any use of the WNV Assays on instrument systems other than the Blood Screening Systems.

(b)           Additional Components.  Participating Members may elect to acquire additional equipment components to supplement the Blood Screening Systems acquired and maintained pursuant to the 2002 Agreement and applicable 2002 Member Supplement.  Chiron shall coordinate the installation of such additional components with Participating Members to minimize the impact on Participating Members’ existing screening activity.

3.2           Software and Documentation.   Chiron agrees to provide to Participating Members, at [***], the Software and Documentation to run the WNV Assays on the Blood Screening Systems as contemplated by this Agreement, in accordance with the terms and conditions set forth in Schedule C hereto.

ARTICLE 4 – SERVICES

Installation, training, telephone support, and other servicing of any of the Products (collectively, “Services”), shall be provided to each Participating Member by Chiron in accordance with the terms and conditions set forth in Schedule D hereto.

ARTICLE 5 – COMPENSATION, PAYMENTS

5.1           Support.  Each Participating Member agrees to assist with the costs related to the development and supply of the WNV Assay and other costs incurred by Chiron and Gen-Probe under this Agreement by paying to Chiron the amounts set forth in Schedule E hereto.

5.2           Payments. All payments shall be made on a monthly basis by each Participating Member as set forth in Schedule E.  All payments due to Chiron hereunder shall be paid in full by each Participating Member in U.S. Dollars within thirty (30) days of the applicable due date. In the event of late payment, interest shall be charged at the rate of [***] from the date such payment was due until the date of actual payment, such interest to accrue daily and both before and after judgment.

5.3           Books & Records; Audit.  Each Participating Member shall keep reasonably detailed and accurate records and books of account, including without limitation retaining all Data on donations tested, to enable a determination of the amounts payable to Chiron hereunder.  Upon thirty (30) days written notice by Chiron, not more frequently than once per calendar year, Chiron, at its cost (except as otherwise provided below in this Section 5.3) may have the records and books of account of a Participating Member examined during reasonable business hours by an independent certified public accountant selected by Chiron for the purpose of verifying the amounts due hereunder.  A copy of any final written report provided by the independent accountant to Chiron shall be given concurrently to the Participating Member.  Such examination shall not be permitted unless [***] to which the books and records pertain. Where such examination results in a finding that a Participating Member underpaid Chiron [***], the Participating Member shall reimburse Chiron for its reasonable costs and expenses in conducting such examination.  The Participating Member and Chiron shall promptly rectify any overpayments or underpayments by repaying such amounts together with interest thereon at the rate set forth in Section 5.2 of this WNV Association Agreement.  The parties shall endeavor to resolve any dispute between a Participating Member and Chiron as to amounts owing hereunder arising out of an audit pursuant to this Section 5.3 pursuant to Article 11 of this WNV Association Agreement.

5.4           Taxes. Each Participating Member is a non-profit, charitable corporation, exempt from the payment of sales and use taxes and shall have no tax liability on Products unless specifically legislated by a particular state.  Chiron is responsible for requesting and obtaining all tax exemption numbers as required.  Notwithstanding the above, if any federal, state, provincial, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), is assessed or charged on the procurement of the WNV Assays from Chiron pursuant to this Agreement, it shall be paid by the applicable Participating Member.

ARTICLE 6 – CERTAIN AGREEMENTS

6.1           WNV Assay IND.  Chiron will collaborate with Gen-Probe on the preparation and submission by Gen-Probe of an Investigational New Drug Application, including clinical protocols (“IND”), to the FDA to permit the Participating Members to conduct nucleic acid amplification screening to detect the presence of the West Nile Virus using the Products.  Gen-Probe will submit such IND application to the FDA not later than May 23, 2003.

6.2           Use of WNV Assays Per IND.  Participating Members shall not use the Products in a manner not specifically described in the IND protocol at any time.

6.3           Facilities.  Each Participating Member agrees to grant Chiron reasonable access during normal business hours to inspect the facilities used for the conduct of nucleic acid amplification testing of blood donation samples.  Participating Members shall perform such testing in accordance with all applicable laws and regulations and the instructions received from Chiron.

6.4           Regulatory Compliance.

(a)           The Participating Members shall be solely responsible for compliance with all reporting and other regulatory requirements imposed on them.  Upon reasonable request of Chiron or any Participating Member, any Participating Member or Chiron shall provide to the requesting party copies of regulatory reports relating to the use of the WNV Assays or the Blood Screening Systems.

(b)           Chiron and Gen-Probe shall be responsible for compliance with all reporting and other regulatory requirements imposed on them.

(c)           Any party hereunder agrees to make available to the requesting party (with authority to provide to its Affiliates or any governmental regulatory agency) such records as may be reasonably required for the requesting party to satisfy its regulatory requirements.

(d)           Each party agrees to provide access to their facilities and documents pertaining to this Agreement without any prior or written notice to the FDA should it require access in accordance with any FDA policy, communication, or regulation.

6.5           Data.  Each Participating Member shall provide to Chiron data generated in connection with the use of the WNV Assays or Blood Screening Systems as required for proper submission of the IND and otherwise as is sufficient to monitor the performance of the Products for quality assurance and to perform their respective regulatory obligations in the Territory (collectively the “Data”).  The Data shall be deemed confidential information of the providing Participating Members, and shall be subject to Section 6.6, except that the limitations of Section 6.6 shall not apply to the uses of Data specifically authorized under Section 6.5(b) of this WNV Association Agreement.

(a)           Chiron and to its Affiliates shall have the right to use the Data in connection with other regulatory applications, submissions and notifications, in any country, with respect to WNV Assays, Blood Screening Systems or related products.  ABC and the Participating Members agree to cooperate in providing to Chiron such information as either may reasonably believe appropriate or necessary and in applying for any such government approvals. At ABC’s or any Participating Member’s request, Chiron agrees to seek from such governmental regulatory agencies confidential treatment of the Data, to the extent such confidential treatment is available.

(b)           All parties acknowledge the other parties’ interest in publishing, in oral or written form, certain information related to Participating Members’ use of the Products to obtain recognition within the scientific community, to advance the state of scientific knowledge and for marketing purposes.  All parties also recognize the other parties interest in preserving the confidentiality of certain information.  Therefore, none of Chiron, ABC nor any Member will publish any information relating to use of the Products, including Data Participating Members generate under IND or during clinical trials, without the express written consent of the other parties, which consent shall not be unreasonably withheld.  A party wishing to publish shall provide a copy of the draft publication and provide the other parties not less than thirty (30) days to review and comment prior to publication.  Any such publication shall appropriately acknowledge the contributions of the other parties.  At the request of any party, the parties shall reasonably consider joint publications.

(c)           The parties acknowledge and agree that nothing in this Agreement or otherwise will require ABC or any Participating Member to disclose to Chiron patient-specific, or donor or recipient identifying information (including information that could identify a group of donors or recipients), unless and to the extent that such information is required by any applicable law, regulation or court order.  In such event, (i) Chiron must provide notice to ABC and the applicable Participating Member in writing immediately on becoming aware of such a requirement so that ABC and the applicable Participating Member have an opportunity to seek a protective order or other remedy; and (ii) ABC and the applicable Participating Members shall provide the required identifying information to the extent it has such information, subject to the terms of such protective order or other remedy.

6.6           Confidentiality.  During the term of this Agreement and [***], absent the consent of the other party, (i) ABC and the Participating Members agree to keep in confidence and not to disclose to any Third Party other than their Affiliates, agents or contractors who need to know in connection with ABC and Participating Members activities under this Agreement, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of Chiron, including Confidential Information of Gen-Probe which is disclosed to ABC or Participating Members by or through Chiron; and (ii) Chiron agrees to keep in confidence and not to disclose to any Third Party other than Gen-Probe and their respective Affiliates, agents or contractors who need to know in connection with Chiron activities under this Agreement, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of ABC and Participating Members.   Disclosures of Confidential Information to Third Parties authorized hereunder shall be permitted only if the Third Party is bound by confidentiality obligations not less restrictive than those set forth herein.  Subject to this Section 6.6 and except as required by a court order issued by a court having appropriate jurisdiction, ABC and all Members agree not to disclose to any Third Party any financial terms of this Agreement, or any terms of this Agreement relating to the WNV Assays provided hereunder, without the prior written consent of Chiron.  Chiron agrees to not disclose to any Third Party any financial terms of this Agreement, or any terms of this Agreement relating to the WNV Assays.  Notwithstanding the above, Chiron acknowledges that any disclosure by a Participating Member in violation of this Section 6.6 shall not be deemed a breach of this Agreement by ABC.

6.7           Intellectual Property; Inventions. The provision by Chiron to the Participating Members of the WNV Assays and Blood Screening Systems hereunder includes the implied license or sublicense under Chiron and Gen-Probe intellectual property to use the Products in the Territory as provided herein.  Except for such implied license, and except as specifically set forth herein, nothing in this Agreement conveys to any party any rights or licenses under any intellectual property of any other party.  The parties do not anticipate that use of the Blood Screening Systems and WNV Assays as provided herein will result in new inventions

by Participating Members.   However, in the event that any such new invention is made solely by a Participating Member or persons obligated to assign inventions to a Participating Member, arising from the use of the Products, the Participating Member will own such invention.  If such invention is an improvement to the WNV Assay or the related Software, the Participating Member will provide written notice to Chiron of such invention, and the parties will commence exclusive negotiations, [***], for Chiron to obtain a worldwide license to such invention on commercially reasonable terms.  If the parties fail to reach agreement on licensing terms, the Participating Member will be free to license the invention to any Third Party.  If an invention is made jointly by a Participating Member or persons obligated to assign inventions to it, and Chiron or persons obligated to assign inventions to it, such invention will be owned jointly by the parties.  All inventions made solely by Chiron or persons obligated to assign inventions to it will be owned by Chiron.

6.8           Association Fee.  Chiron agrees to pay ABC for management and service duties performed during the term of this WNV Association Agreement in [***].  This amount shall be paid by Chiron to ABC quarterly within sixty (60) days of the close of each quarter.

ARTICLE 7 – REPRESENTATIONS & WARRANTIES; WARRANTY DISCLAIMER; INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

7.1           Chiron Representations & Warranties. Chiron hereby represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b) this Agreement, when executed and delivered by it, will be the legal, valid and binding obligation of Chiron, enforceable against Chiron in accordance with its terms; (c) the execution, delivery and performance of this Agreement by Chiron do not and will not (i) conflict with, or constitute a breach or default under, its charter documents or any material agreement, contract, commitment, or instrument to which Chiron is a party or (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any Third Party or any governmental or regulatory authority; (d) Chiron has not previously granted and will not grant any rights to any Third Party which are, nor contract with any Third Party in any manner which is, inconsistent with the rights granted herein.

7.2           ABC Representations & Warranties. ABC hereby represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b) this Agreement, when executed and delivered by it, will be the legal, valid and binding obligation of ABC, enforceable against ABC in accordance with its terms; (c) the execution, delivery and performance of this Agreement by ABC do not and will not (i) conflict with, or constitute a breach or default under, its charter documents or any material agreement, contract, commitment, or instrument to which ABC is a party or (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any Third Party or any governmental or regulatory authority; (d) ABC has not previously granted and will not grant any rights to any Third Party which are, nor contract with any Third Party in any manner which is, inconsistent with the rights granted herein.

7.3           Participating Member Representations & Warranties.  Each Participating Member, by executing a WNV Member Supplement, represents and warrants that:  (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b) the WNV Member Supplement, when executed and delivered by it, will be the legal, valid and binding obligation of it, enforceable in accordance with its terms; (c) all Products shall be used in accordance with the applicable manuals and instructions provided by Chiron and with all applicable laws and regulations; (d) it has all authority and permits required under applicable law and regulation to operate as a blood center and use the Products; (e) it is not, and it will not use in providing Chiron with any manner of service or work relating to this Agreement, a debarred person or entity under the Generic Drug Enforcement Act, or otherwise prohibited from providing such services or work, nor shall it use any investigator who has been disqualified by the FDA.

7.4           Disclaimer of Warranty.  Chiron is not the manufacturer of the WNV Assays provided to Participating Members under this Agreement.  Further, the WNV Assays are not licensed by the FDA or any other regulatory body for use in the screening and release of blood, plasma or other blood components and are development stage products, provided pursuant to an IND submitted to the FDA.  EXCEPT AS SET FORTH IN SECTION 7.1 OF THIS WNV ASSOCIATION AGREEMENT OR EXPRESSLY PROVIDED IN SCHEDULES B, C, AND D HEREOF, CHIRON MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.5           Participating Member Responsibility for Certain Damages.  In no event shall Chiron (or any Affiliate thereof) be responsible for any Damages suffered by ABC or a Participating Member arising out of a Participating Member’s own negligence or willful acts or failure to act in connection with the storage, handling, or use of the Products after transfer to the Participating Member of risk of loss or damage thereto.

7.6           Indemnity by Chiron.  Chiron hereby indemnifies ABC and each Participating Member, their respective officers, directors, agents, and employees (the “ABC Indemnitees”) and agrees to hold them harmless from and against all Third Party Damages arising out of bodily injury claims of Third Parties, when such Third Party Damages arise from the negligence or willful misconduct of Chiron, its officers, directors, agents, employees or affiliates in the performance of Chiron’s obligations under this Agreement, except to the extent arising from negligence or willful misconduct of any of the ABC Indemnitees.

7.7           Indemnity by ABC.  ABC hereby indemnifies Chiron and its respective officers, directors, agents and employees (the “Chiron Indemnitees”) and agrees to hold them harmless from and against all Third Party Damages arising out of bodily injury claims of Third Parties, when such Third Party Damages arise from the negligence or willful misconduct of ABC, its officers, directors, agents or employees in the performance of its obligations under this Agreement, except to the extent arising from negligence or willful misconduct of any of the Chiron Indemnitees.

7.8           Indemnity by Participating Members.  Each Participating Member, by executing a WNV Member Supplement, agrees to indemnify Chiron and its respective officers, directors, agents and employees (the “Chiron Indemnitees”) and agrees to hold them harmless from and against all Third Party Damages arising out of bodily injury claims of Third Parties, when such Third Party Damages arise from the negligence or willful misconduct of the Participating Member, its officers, directors, agents or employees in the performance of its obligations under this Agreement, except to the extent arising from negligence or willful misconduct of any of the Chiron Indemnitees.

7.9           IP Infringement Indemnity.  Chiron shall defend, at its expense, any legal action brought against ABC or a Participating Member by a Third Party to the extent that it is based on any claim that the use by a Participating Member of any Products supplied by Chiron pursuant to this Agreement constitute an infringement of any patent or intellectual property rights claimed by such Third Party in the Territory.  Chiron will pay all Damages finally awarded against ABC or a Participating Member in such action that are attributable to such claim.  Notwithstanding the foregoing, Chiron shall have no liability hereunder to the extent that the infringement (or allegation of infringement) arises from or is attributable to (i) the use of the Products in combination with other products or materials not supplied by Chiron hereunder; (ii) part (or all) of the Products being used for a purpose other than that indicated by this Agreement; or (iii) use of the Products other than in accordance with the documentation provided by Chiron.  Chiron’s obligation to indemnify shall be subject to ABC or a Participating Member promptly notifying Chiron in writing of such claim and providing reasonable cooperation to Chiron in the defense of such claim or proceeding.

7.10         Indemnification Procedures.  Any party claiming indemnification under Section 7.6, 7.7 or 7.8 of this WNV Association Agreement (the “Indemnitee”) shall notify the party from which indemnification is claimed (the “Indemnifying Party”) in writing promptly upon becoming aware of any claim to which such indemnification may apply.  Failure to provide such notice shall constitute a waiver of the Indemnifying Party’s indemnity obligations hereunder if, and only to the extent that, the Indemnifying Party is materially damaged thereby.  The Indemnifying Party shall have the right to assume and control the defense of the claim at its own expense.  If the right to assume and have sole control of the defense is exercised, the Indemnitee shall have the right to participate in, but not to control, such defense at its own expense.  If the Indemnifying Party does not assume the defense of the claim, the Indemnitee may defend the claim at the Indemnifying Party’s expense.  The Indemnitee will not settle or compromise the claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not settle or compromise the claim in any manner which would have an adverse effect on the Indemnitee without the consent of Indemnitee, which consent, in each case, will not be unreasonably withheld.  The Indemnitee shall reasonably cooperate with the Indemnifying Party and will make available to the Indemnifying Party all pertinent information under the control of the Indemnitee.

7.11         Exclusion of Consequential Damages.  Excepting any obligation to indemnify against Third Party Damages as provided in this Agreement, no party to this Agreement shall be liable to any other party to this Agreement with respect to the subject matter of this Agreement under breach of contract, negligence, strict liability or any other cause of action for any Consequential Damages.  Notwithstanding any provision herein to the contrary, in no event shall Chiron nor any Affiliate thereof be liable to ABC or any Participating Member with respect to the subject matter of this Agreement under breach of contract, negligence, strict liability or any other cause of action in an aggregate that exceeds [***], except to the extent of liability to Third Parties for bodily injury as to which the Parties are obligated to indemnify each other under Sections 7.6, 7.7 and 7.8.

7.12         Insurance.  Chiron and the Participating Members agree to insure their potential liabilities resulting from this Agreement as follows:

(a)           Participating Members shall obtain and maintain, at their sole cost, a policy or policies of insurance with the coverages set forth in the applicable WNV Member Supplement.

(b)           Chiron shall obtain and maintain at its sole cost, a policy or policies of insurance with the following coverages, which shall be in full force and effect for the term of this Agreement and thereafter through two years following the termination of the Agreement: a) a Commercial General Liability policy including Products and Completed Operations Liability in an amount of not less than [***] combined single limit for each occurrence; and b) Workers’ Compensation coverage with statutory limits for each jurisdiction where the work required of such party under this Agreement is performed and c) an employers’ liability policy with at least the following limits, [***] per accident, [***] per disease (policy limit), and [***] disease (each employee).

(c)           Each party shall provide the other with certificates of insurance evidencing the coverage required herein upon execution of this Agreement, and renewal certificates on request from the other party.  Each party must notify the other within a reasonable time if there is a material change to any of the insurance policies referred to in this Section 7.12.  Such certificates shall provide for thirty (30) days prior written notice to the certificate holder in the event of non-renewal of the policies, cancellation or material change in the coverage provided.

ARTICLE 8 - TERM AND TERMINATION

8.1           Term.  This WNV Association Agreement shall enter into force as of the Effective Date and shall continue to [***].  Each WNV Member Supplement will become effective and terminate on its own terms; provided, however, that all WNV Member Supplements shall terminate immediately upon the termination or expiration of this WNV Association Agreement.  Any termination of a WNV Member Supplement shall have no impact on the continuing effectiveness of any other WNV Member Supplement or this WNV Association Agreement.

8.2           Termination.  This WNV Association Agreement may be terminated by written notice to the other party at any time during the term of this WNV Association Agreement, which termination shall be effective, except as set forth specifically below, when such termination notice is received in accordance with Section 12.6 of this WNV Association Agreement, as follows:

(a)           by either ABC or Chiron if the other party fails to observe, perform or otherwise breaches any of its material covenants, agreements or obligations under this WNV Association Agreement, provided such failure continues for a period of thirty (30) days after receipt by the other party of an initial written notice thereof specifying such failure; or

(b)           by either ABC or Chiron if the other party files a petition in bankruptcy, becomes bankrupt or insolvent or subject to the reorganization of its business for the benefit of creditors under any law or regulation relating to bankruptcy, or a receiver is appointed for all or substantially all of its property or assets, or upon the making by such other party of a composition with its creditors, or upon the taking by such other party of any act for the winding up of its business, or upon any governmental authority exercising any power or authority resulting in the expropriation or confiscation of all or substantially all of its business and assets; or

(c)           by ABC if the FDA rescinds in full its recommendation for the screening of human blood, covered and voluntary source plasma,

platelets or other blood products intended for transfusion or other administration to humans for the presence of the West Nile Virus; or

(d)           by Chiron ninety (90) days after the FDA approval of the use of the WNV Assay for the screening of human blood, recovered and voluntary source plasma, platelets or other blood products intended for transfusion or other administration to humans; or

(e)           by mutual agreement of the parties at any time without penalty.

8.3.          Validation.  Chiron agrees to utilize commercially reasonable efforts so that the WNV Assay will be validated at Participating Member sites by July 1, 2003.  At any time after September 1, 2003, a Participating Member may terminate its Member Supplement with Chiron (without any liability under Schedule E, paragraph 2) if the WNV Assay has not been validated at the Participating Member site by that time.  If standards for validation are provided by Chiron prior to the Effective Date of this Agreement, whether validation has occurred will be determined by those standards.

8.4.          Performance Objectives.  Chiron hereby acknowledges that the accuracy and operational efficiency of blood screening tests is of critical importance to the ABC and its Members.  Accordingly, Chiron and ABC have agreed to establish the certain performance objectives for the WNV Assay set forth on Schedule F hereto (the “Performance Objectives”).  Chiron and ABC acknowledge the Performance Objectives set forth on Schedule F represent Chiron’s expectations regarding the WNV Assay based on results obtained through the use of the WNV Assay during its development, including limited testing in the field.  Accordingly, Chiron does not represent or warrant that the WNV Assay will be capable of achieving the Performance Objectives consistently, or at all.  Notwithstanding the foregoing, Chiron, together with Participating Members, will monitor the actual performance of the WNV Assay as against the Performance Objectives during the [***] (each period, a “Performance Measurement Period”).  [***] the WNV Assay to achieve such Performance Objectives.  [***].

8.5           New Technology.  Chiron hereby acknowledges that the rapid development and availability of blood screening tests is of critical importance and that nothing in this Agreement will restrict the right of Members to evaluate new developing technologies provided by Third Parties, or to perform, in Member’s discretion, any confirmatory and supplementary screening with such new technologies.  Either party may notify the other party of its knowledge of the availability of new technology capable of screening donated blood for one or more of the viruses then currently screened by the WNV Assay (a “New Technology Notice”). The parties hereby agree that if [***].

[***].

ARTICLE 9 – CONSEQUENCES OF THE TERMINATION OF THE AGREEMENT

9.1           Payment Obligations Unaffected.  The termination of this WNV Association Agreement for any reason whatsoever shall not affect any party’s obligations to pay any amount actually invoiced and due to Chiron prior to such termination.  In the event that termination occurs at a time prior to a Participating Member having made full payment that is due and owing for any Products, the parties agree that Chiron shall have all applicable ownership rights to such Products until such payment has been made in full to Chiron.

9.2           Reimbursement upon Termination.  If this Agreement is terminated other than by mutual agreement of the Parties or for cause by ABC pursuant to Section 8.2(a), then each Participating Member shall be obligated to reimburse Chiron for certain un-recovered costs and expenses related to the development of the Products in an amount to be calculated in accordance with Schedule_E, paragraph 2; provided, however, [***].

9.3           Survival of Certain Provisions.  In addition, notwithstanding anything herein to the contrary, the following provisions of this WNV Association Agreement shall survive termination of this WNV Association Agreement: Sections 6.5, 6.6 and 7.4 through 7.12, and Articles 9, 10, 11 and 12.

9.4           Return of Confidential Information.  Upon termination of this Agreement for any reason whatsoever, unless required to retain such information for regulatory purposes, the parties shall immediately return to the other all confidential information in documentary, electronic or printed form and any copies or extracts thereof and shall thereafter cease to use such information but without prejudice to the then surviving confidentiality obligations provided for in Section 6.5 of this WNV Association Agreement.

9.5           No Other Payment. No indemnity or compensation in any form whatsoever shall be paid by either party to the other in connection with a termination in accordance with the terms hereof (subject to any liability that may exist in respect of any material breach prior to such termination).

ARTICLE 10 – APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of law rules and regulations.

ARTICLE 11— DISPUTES

11.1         To the extent that there are disputes with respect to performance under this Agreement, such disputes (other than non-payment) are not cause for Chiron to stop performance under this Agreement, but will be resolved in due course to the extent possible in accordance with this Article.

11.2         The parties to this Agreement will attempt to resolve any problem or dispute arising out of, or related to, this Agreement through good faith consultation in the ordinary course of business.  In the event that any problem or dispute is not so resolved, either party may upon written notice to the other request that the matter be referred to senior management officers within each respective organization with express authority to resolve the problem or issue and who are not immediately responsible for the matters contemplated by this Agreement.  Such senior management officers will meet or confer at least once in good faith to negotiate a resolution.

11.3         If the senior management officers are unable to resolve the problem or dispute within thirty (30) days, either party may pursue the matter as set forth in Sections 11.4 through 11.6 below.  No party may institute a court proceeding until the procedure has been completed unless, and to the extent that, doing so is necessary to avoid irreparable harm.

11.4         If any problem or dispute arising out of or related to this Agreement is not resolved by the parties in the manner set forth in Sections 11.2 and 11.3 above, at the request of either party, the matter will be submitted to mediation, or to such other form of dispute resolution as the parties may then agree to.  A neutral person acceptable to both parties will conduct the mediation, and unless other procedures are agreed to, it will be conducted in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

11.5         Any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof, which is not resolved through the procedures described in Sections 11.2 through 11.4 above shall be resolved by binding arbitration.  If arbitration is necessary pursuant to this paragraph, the parties shall agree upon a single arbitrator.  If the parties are unable to agree on an arbitrator, then they will obtain nominations of three (3) potential arbitrators who are retired federal or state judges and each party will have the right to strike one candidate’s name from the list.

11.6         The prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney’s fees, incurred because of any legal action arising in relation to this Agreement.

ARTICLE 12 – MISCELLANEOUS

12.1         Force Majeure.  Each party shall be excused from any delay in performance or from failure to perform in accordance with the terms of this Agreement, to the extent that such delay or failure to perform results from a Force Majeure Event. The provisions of this paragraph shall apply only if such party shall have used its reasonable efforts to avoid such Force Majeure Event.  Such party shall give notice to the other promptly in writing upon learning of the Force Majeure Event.  The affected party’s time for performance shall be extended for the period of the delay or inability to perform due to such Force Majeure Event and notwithstanding any provision herein to the contrary, the affected party shall not be liable for any Damages arising out of such Force Majeure Event.

12.2         Exclusion of Convention of Vienna for the International Sale of Goods.  The parties hereby expressly exclude the application to this Agreement of the terms of the Convention of Vienna for the International Sale of Goods.

12.3         Equal Employment Opportunity.  None of the parties will discriminate, in terms and conditions of employment, against employees or applicants because of age, race, color, religion, sex, national origin, qualified disability or any other basis protected by applicable state or local law.  The parties agree to abide by all federal, state and local employment and labor law notice posting requirements.

12.4         Assignment.  This Agreement shall not be directly or indirectly assigned or otherwise transferred by ABC or, as to a WNV Member Supplement, by any Participating Member, nor, except as expressly provided hereunder, may any right or obligations of ABC or any Participating Member hereunder be assigned or transferred (whether voluntarily, by operation of law or otherwise) without the consent of Chiron. Chiron may assign and transfer to an Affiliate (provided Chiron remains a guarantor of such Affiliate’s obligations hereunder), or to a Third Party possessing sufficient capitalization to satisfy its obligations under the Agreement that is acquiring all or substantially all of the business of Chiron, the rights and obligations of Chiron hereunder without further action by ABC or any Participating Member. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.5         Subcontracting.  Chiron’s obligations under this Agreement may not be subcontracted without the prior written consent of the effected Participating Members.  Any attempt to subcontract without such consent will be null and void and of no effect.  Chiron must require that all subcontractors approved by the affected Participating Members be bound by the terms of this Agreement and to assume toward Chiron all obligations and responsibilities which Chiron assumes toward the affected Participating Members.  Chiron must make available to each approved subcontractor, prior to the execution of any subcontract agreement, a copy of this Agreement to which the subcontractor will be bound.  For purposes of any subcontracts entered into pursuant to this Section 12.5, the term “Chiron” as used in this Agreement, will include any and all subcontractors.

12.6         Notices.  Any Notice or request required or permitted to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by pre-paid registered or certified mail, by courier or by facsimile at the address set forth below or to such other address as may have been notified in writing.

If to Chiron:           Chiron Corporation
Attention:  President, Blood Testing
4560 Horton Street
Emeryville, CA 94608
Telephone:  [***]
Fax:  [***]
cc:           General Counsel

If to ABC:              America’s Blood Centers
Attention:  Jim MacPherson, Chief Executive Officer
725 15th Street, N.W., Suite 700
Washington, DC 20005
Telephone:  [***]
Fax:  [***]

A notice, consent, approval or other communication takes effect from the time it is received unless a later time is specified in it, and receipt shall be deemed to occur as follows:

(a)           if it is sent by mail, seven (7) calendar days after posting;

(b)           if it is sent by courier, on the date and at the time shown on the courier’s standard written confirmation of receipt;

(c)           if it is sent by facsimile, on the date and at the time shown on a successful transmission report by the machine from which the facsimile was sent.

12.7         Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the subject matter hereof.  This Agreement cancels and supersedes any and all pre-existing agreements, either oral or in writing between the parties.  There are not and shall not be any oral statements, representations, warranties, undertakings or agreements between the parties other than as provided by this Agreement and any mutually accepted written amendments hereto.  For the avoidance of doubt nothing in this Agreement amends, modifies, cancels or supercedes the 2002 Association Agreement or any 2002 Member Supplement.

12.8         No Waiver.  The failure on the part of either party hereto to exercise or enforce any right conferred upon it by this Agreement shall not be a waiver of any such right nor shall any single or partial exercise of any right or power hereunder or further exercise thereof operate so as to bar the later exercise or enforcement thereof.

12.9         Nature of Relationship.  Nothing herein contained shall be deemed to be or construed as constituting either party the agent or partner of the other party.  The relationship between Chiron and each Participating Member shall be that of an independent contractor.  No party shall have the right, title or authority to enter into any contract, agreement or commitment on behalf of the other or to bind the other party in any manner whatsoever.  In no event shall ABC have any responsibility for the financial obligations of any Participating Member, nor shall any Participating Member have any responsibility for the financial obligations of any other Participating Member.

12.10       Conflict Between Terms and Conditions.  In the event of any conflict between the terms and conditions of this WNV Association Agreement and any terms and conditions that may be set forth in a WNV Member Supplement or on any invoice or purchase order or other similar document relating to the Products, the terms and conditions of this WNV Association Agreement govern.  For the avoidance of doubt no term or condition contained in the 2002 Association Agreement or any 2002 Member Supplement amends, modifies, cancels or supercedes the terms and conditions of this Agreement with regard to the Products.

12.11       Compliance with Applicable Law.  In performing this Agreement, the parties shall comply with all applicable laws.  Nothing in this Agreement shall be construed so as to require the violation of law, and wherever there is any conflict between any provision of this Agreement and any rule of mandatory law, the latter shall prevail, but in such event, the affected provision of this Agreement shall be ineffective only to the extent necessary to comply with the applicable law, and the parties hereto undertake to replace the invalid and/or unenforceable provision by a valid and/or enforceable provision, the nature and scope of which will come as close as possible to the contractual provision to be replaced.

12.12       Counterparts.  This WNV Association Agreement and any WNV Member Supplement may be executed in two or more counterparts, each of which shall be deemed to be an original and each of which shall constitute one and the same Agreement.

12.13       Severability.  In the event that any provision of this Agreement is found to be invalid or  in conflict with any applicable law or regulation, the affected provision of this Agreement shall be limited or eliminated only to the extent necessary to comply with such law or regulation, and the remainder of this Agreement shall remain in full force and effect, provided that the remainder of this Agreement is consistent with the economic intentions of the parties as evidenced by this Agreement as a whole.

12.14       Publicity.  Neither Party shall permit or generate any publicity, advertising or promotion concerning this Agreement without the prior written consent of the other Party.  Each Party recognizes that the name, logo and marks of the other Party represent valuable assets of that Party and that substantial recognition and goodwill are associated with such assets.  Each Party hereby agrees that neither it nor any of its Affiliates shall use the other Party’s name, logo or marks without the prior written authorization from such other Party.  Notwithstanding any other provisions of this paragraph, it is agreed that the parties may, without prior approval of any other party, make factual, non-promotional statements (a) that WNV testing will be and/or is being performed by Participating Members, (b) as to the source of the WNV Assays, and (c) as to costs of WNV testing that will have to be passed along, so long as the specific financial terms of this Agreement are not discussed.

Each of the Parties acknowledges that a violation of this Section 12.14 would cause irreparable harm to the other Party for which no adequate remedy at law exists and each Party therefore agrees that, in addition to any other remedies available, and notwithstanding any other provision of this Agreement, the aggrieved Party shall be entitled to injunctive relief to enforce the terms of this Section 12.14.  To the extent allowed by law, the prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred because of any legal action arising in relation to this Section 12.14.

12.15       Disclosure of Agreements and Terms.  Subject to mutual agreement as to form and substance, each of the Parties may issue a press release disclosing the existence of this Agreement.  Each Party may disclose any of the terms of this Agreement to any Affiliate; provided that the recipient of such disclosure is obligated to confidentiality terms no less restrictive than those contained in Section 6.7.  Each Party may disclose any information contained in or regarding this Agreement to the extent required in its respective reasonable judgment by applicable law, regulation or order of any court or governmental agency.  Further, each Party may determine in its respective discretion to file this Agreement under the Securities and Exchange Act of 1934, even if that filing may result in this Agreement becoming available to the public generally.  The filing Party shall seek confidential treatment for at least the essential financial terms hereof in connection with any such filing, subject to applicable law and regulation, and shall notify the other Party in advance of any such filing and consider such suggestions as the other Party may make as to the terms herein as to which the filing party should seek confidential treatment.

12.16       [***].

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have set their hands as of the date first above written, whereby they evidence their intent to be legally bound.

CHIRON CORPORATION		AMERICA’S BLOOD CENTERS

By:	/s/ Jack Goldstein	By:	/s/ Jim MacPherson
Name: Jack Goldstein		Name: Jim MacPherson
Title: President, CBT		Title: CEO

SCHEDULE A

Definitions

Capitalized terms used and not otherwise defined in this Agreement shall have the following meanings:

1.1           “2002 Association Agreement” shall mean that certain Association Agreement Regarding the Sale and Servicing of Blood Screening Products effective as of May 1, 2002, pursuant to which Chiron sells to Participating Members, and Participating Members purchase from Chiron, certain assays and blood screening instruments to conduct nucleic acid amplification screening to detect the presence of certain viruses in blood, including HIV-1 and HCV.

1.2           “2002 Member Supplement” shall mean the agreement executed by and among Chiron and a Member and incorporating by reference the terms and conditions of the 2002 Association Agreement.

1.3           “Affiliate” shall mean (i) any corporation or business entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partnership interests are, at the time such determination is being made, owned, Controlled (as hereinafter defined) or held, directly or indirectly, by such corporation or business entity, or (ii) any other corporation or business entity which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such corporation or business entity.  For purposes of this definition, “Control”, whether used as a noun or verb, refers to the possession, direct or indirect, of the power to direct, or cause the direction of, the management or policies of any corporation or business entity, whether through the ownership of voting securities, by contract or otherwise.

1.4           “Agreement” shall mean collectively this WNV Association Agreement, including the Schedules hereto, and all WNV Member Supplements, including the Exhibits thereto.

1.5           “Blood Screening Field” shall mean the nucleic acid probe-based screening of (i) human blood, covered and voluntary source plasma, platelets or other blood products intended for transfusion or  other administration to humans, including autologous donors, and (ii) recovered and voluntary source plasma for further manufacture, but specifically excluding paid source plasma intended for further manufacture.

1.6           “Blood Screening Systems” shall mean the instrument(s) and related Software for DNA/RNA amplified assay processing acquired and maintained pursuant to the 2002 Agreement and the applicable 2002

Member Supplement, together with such additional equipment components acquired by a Participating Member from Chiron in accordance with Section 3.1(b) of this WNV Association Agreement.

1.7           “Confidential Information” means any and all technical, business and other information and materials disclosed by or on behalf of such party to the other party pursuant to this Agreement or during discussions leading to this Agreement, except to the extent that the receiving party can provide evidence that such information:

(a)           is known to the receiving party prior to its disclosure by the disclosing party; or

(b)           is obtained by the receiving party from a source other than the disclosing party which source (i) did not require the receiving party to hold such information in confidence; or (ii) did not limit or restrict the receiving party’s use thereof, or

(c)           has become public knowledge otherwise than through the fault of the receiving party; or

(d)           has been developed by the receiving party independently of the information received from the disclosing party as shown by the receiving party’s written records; or

(e)           is required to be disclosed by the receiving party by law or for the purpose of complying with governmental regulations and/or the obligations of the receiving party to a licensing or regulatory authority in connection with this Agreement.

1.8           “Consequential Damages” means consequential damages as defined by California law, including loss of profit or loss of business opportunity, and all Third Party Damages.

1.9           “Damages” means Direct Damages and Third Party Damages, collectively.

1.10         “Direct Damages” means costs or expenses incurred by a party that are not Consequential Damages, including without limitation, the incremental additional costs of substitute products and costs or expenses of product recall.

1.11         “Documentation” shall mean text material that describes the design, functions, operation, or use of the Software and that is delivered by Chiron to Participating Members.  Documentation for the Software shall be the same that is provided to licensees of such Software generally.

1.12         “Effective Date” means the date set forth on the first page of this Agreement.

1.13         “Enhancement” means an alteration or addition to a Product [***], for which a separate fee will be imposed.

1.14         “FDA” shall mean the United States Food and Drug Administration, or the successor thereto.

1.15         “Force Majeure Event” shall mean a cause beyond the reasonable control of a party, including without limitation, fires, floods, epidemics, quarantine restrictions, strikes, war, earthquake, acts of God, labor difficulties, riot, failure of public utilities, freight embargoes, unusually severe weather conditions, delays in delivery of goods or services by suppliers or subcontractors to such party, loss of goods in transit, and governmental or court action.

1.16         “Gen-Probe” shall mean Gen-Probe Incorporated, a Delaware corporation.

1.17         “HCV” means the Hepatitis C virus.

1.18         “HIV-1” means Human Immunodeficiency virus type 1.

1.19         “Member” shall have the meaning set forth in the Recitals.

1.20         “Package Insert” shall mean the draft package insert to be submitted to the FDA for approval for the applicable WNV Assay, attached to this WNV Association Agreement as Attachment B-1 as the same may be amended from time to time.

1.21         “Participating Member” shall mean a Member electing to utilize the WNV Assays that memorializes its election by execution of a WNV Member Supplement.

1.22         “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.23         “Pooled Testing” means the conduct of testing on pools of samples from blood donations as follows.  For the purposes of this Agreement, Pooled Testing consists of:

(a)           [***];

(b)           [***]

(c)           [***]

1.24         “Primary Operators” means the employees of Participating Members trained by Chiron at Chiron’s facility.

1.25         “Products” shall mean WNV Assays and Software.

1.26         “Reagent Utilization Factor” means, with respect to a specified time period, the quantity of WNV Assay tests consumed by an applicable Participating Member during such period divided by the number of Reportable Results obtained by such Participating Member during such period.

1.27         “Reportable Result” means a result obtained through the use of a WNV Assay in Pooled Testing or Single Unit Testing from which it is determined to release for use or hold and not use (a) a blood donation intended for transfusion or for further processing for other administration to humans or (b) a product derived from such donation.

1.28         “Single Unit Testing” means testing of blood donations consisting of (i) testing a sample from each individual blood donation using a WNV Assay, and (ii) follow up repeat or confirmatory testing of positive results for HIV-1 or HCV.

1.29         “Software” means the following software programs:

Procleix® WNV Assay Software, Version 2.0.1.0
Procleix® WNV System Software, Version 5.0.1.0

1.30         “Territory” means the United States of America, including Puerto Rico, Guam and all other protectorates.

1.31         “Testing Centers” mean the locations identified on Exhibit 2 to the 2002 Member Supplements.

1.32         “Testing Month” means a calendar month during which a Participating Member makes use of the Products to generate Reportable Results for [***] of the blood donations screened by such Participating Member during such [***] for HCV and HIV-1 under the 2002 Agreement

1.33         “Third Party” shall mean any Person other than ABC, its Members, Gen-Probe, Chiron and their respective Affiliates.

1.34         “Third Party Damages” means any liability arising out of a Third Party’s claim (whether arising out of fault, strict liability or otherwise) in the form of an obligation, loss, fine, judgment for damages, arbitration award, settlement amount, penalty or claim, and all reasonable costs and expenses related thereto (including reasonable costs of investigation, fees and expenses payable to outside counsel, independent accountants and similar professional advisors or consultants, but not including any corporate allocation for use, of similar in-house services or facilities).

1.35         “West Nile Virus” is a mosquito-borne flavivirus, classified as a member of the Japanese encephalitis virus complex (which includes St. Louis

Encephalitis, Kunjin, Japanese encephalitis and Murray Hill encephalitis viruses, among others).  The virus primarily infects birds, but has been found in several other animal species, including horses, dogs, alligators and humans.  Humans are a ‘dead-end’ host for the virus, hence the majority of infected humans (~80%) are asymptomatic.  Another ~20% of infected individuals develop a mild fibrile disease, sometimes accompanied by rash.  A final ~1% of all humans infections result in severe and fatal encephalitis.  The virus has been shown to be transmissible by blood transfusion or by transplant with infected organs.

1.36         “WNV Assays” shall mean the nucleic acid probe assays under development by Chiron and Gen-Probe that are provided to Participating Members hereunder, as more specifically described in the Package Insert.

1.37         “WNV Member Supplement” shall mean the agreement executed after the Effective Date of this WNV Association Agreement by and among Chiron and a Member and incorporating by reference the terms and conditions of this WNV Association Agreement.

SCHEDULE B

TERMS AND CONDITIONS FOR PROVISION OF WNV ASSAY

1.             Supply, Handling and Storage Obligation.  During the Term of this Agreement Chiron agrees to supply to Participating Members the WNV Assays to permit each Participating Member to conduct screening of blood donations in the Territory.  Participating Members agree to store and handle all WNV Assays in accordance with the applicable Package Insert.  Any WNV Assays lost or damaged due to failure to comply with such storage and handling instructions will be replaced at the Participating Members’ expense.

2.             Packing and Delivery of WNV Assays.  All WNV Assays will be suitably packed and transported to ensure safe transport to the Participating Members in accordance with the manufacturer’s instructions and delivered Carriage and Insurance Paid to the Participating Member’s designated Testing Centers, and each delivery will be accompanied by a packing slip indicating the quantity delivered.  WNV Assays will be delivered during normal business hours and accompanied by storage instructions and arrive at the temperatures specified by the manufacturer and set out in the Package Insert.  The WNV Assays will be delivered in kit form, with appropriate distribution between screening tests, discriminatory tests and related calibrators.

3.             Shipping. Except as set forth below, all shipping and handling charges for the regular monthly shipments of WNV Assays will be borne entirely by Chiron on shipments to the Testing Centers.  All shipping and handling charges for shipping requests other than to a Testing Center, and all incremental shipping and handling charges for Modified Orders and Changed Orders, will be borne by the requesting Participating Member.

4.             Forecasts and Orders.

4.1           Each Participating Member will provide Chiron with a written twelve month forecast of its requirements of WNV Assays (each a “Product Requirements Forecast”) on an annual basis, including requested delivery dates, which forecast shall constitute such Participating Member’s standing firm purchase order for each month contained therein.  Not less than ninety (90) days prior to each anniversary of the effective date of the applicable WNV Member Supplement, each Participating Member will provide such a Product Requirements Forecast.  Participating Members shall deliver any modifications to the standing firm purchase order for WNV Assays for delivery during the next following month on or prior to the first day of the immediately preceding calendar month (for example, a Participating Member will provide requested modifications to the February standing firm purchase order—for deliveries to be made during the month of February—prior to January 1).  All purchase order modification requests must be received at least 30 days prior to a requested delivery date.  Except as otherwise agreed, Chiron agrees to accept modifications to standing firm purchase orders which do not differ by more than [***] from the quantities forecast for delivery in the applicable month in the current Product Requirements Forecast.  Participating Members may further adjust their Product Requirements Forecast from time to time with the consent of Chiron, such consent to not be unreasonably withheld.

4.2           If the variance between the modification requested and the current Product Requirements Forecast exceeds the [***] referenced in Section 4.1 of this Schedule B, Chiron will notify the requesting Participating Member within five (5) business days after receipt of the modification request as to whether it accepts such modification request.  If a modification request is accepted, Chiron agrees to deliver such amounts of WNV Assays on the delivery date(s) stated.  If a modification request is not accepted, the parties will use all reasonable endeavors to agree on further modifications to the order and/or delivery date (a “Modified Order”), subject to Chiron’s manufacturer’s accommodating Chiron’s requests for changes in forecasted amounts.

5.             Changes to Orders.  If a Participating Member requests any modifications to quantities of WNV Assays ordered or the delivery schedule or locations reflected in such order within 30 days of a delivery date (a “Changed Order”), Chiron will use reasonable commercial efforts to comply with such request.

6.             IQA Procedures.  Prior to the initial delivery of WNV Assays, Chiron, ABC and the Participating Members shall mutually agree upon procedures for quality assurance testing of WNV Assays received by Participating Members (“IQA Procedures”).  Chiron agrees to replace WNV Assays which fail to conform to the specifications as set forth in the Package Insert.  The IQA Procedures shall include procedures for notice to Chiron and for implementing the return of WNV Assays for replacement.  If testing by Chiron or its supplier confirms the non-conformity of the WNV Assays, Chiron will bear the shipping costs associated with replacement.  If Chiron’s testing provides reasonably acceptable evidence to the applicable Participating Member that the WNV Assays do conform to the specifications in question, the shipping costs will be borne by the applicable Participating Member.

7.             Nature of Testing.  Each Participating Member will determine, in its sole discretion, whether to use the WNV Assays supplied by Chiron hereunder  to conduct Pooled Testing or Single Donor Testing.  If a Participating Member desires to change its testing from Pooled Testing to Single Unit Testing or any other pool size, the Participating Member and Chiron shall enter into an addendum to the applicable WNV Member Supplement reflecting any additional instrumentation or any other amendments that may be applicable by reason of such change.

SCHEDULE C

TERMS AND CONDITIONS FOR USE OF SOFTWARE

Chiron will provide the Software and Documentation to Participating Members on the following terms and conditions:

1              Title.

(a)           Chiron or the applicable licensor shall own and retain title to the Software, including all intellectual property rights embodied therein.  Any copy which a Participating Member makes of the Software, in whole or in part, is and shall remain the property of Chiron or the applicable licensor.

(b)           If ownership of the Software or any work product does not result as provided in this Agreement or by operation of law, then the parties each assign and shall cause their respective employees, agents, and contractors to assign, without further consideration, the ownership thereof, including all associated intellectual property rights, as necessary to give effect to the ownership terms specified in this Agreement.  Each party agrees to perform, at the reasonable request of the other party, such further acts as may be necessary or desirable to transfer ownership of, and to perfect and defend, the Software or work product in order to give effect to such ownership terms.

2              Grant of Rights and Restrictions on Use

(a)           Grant of Rights.  Chiron hereby grants, and each Participating Member hereby accepts, subject to the terms and conditions of this Agreement including this Schedule C, a nonexclusive, nontransferable and nonassignable (except as permitted under Section 12.4 [Assignment] of this WNV Association Agreement) object code license to use the Software at the Testing Centers solely for Participating Member’s own use in connection with the operation of the WNV Assays on the Blood Screening Systems during the term of the applicable WNV Member Supplement, and to copy the Software solely for the purposes expressly authorized under this Section 2 of this Schedule C.  In addition, Chiron hereby grants to each Participating Member the right to use the Documentation in connection with its use of the Software hereunder.  Documentation may not be copied.  Additional copies may be obtained from Chiron at Chiron’s charges then in effect.  No right to use, copy, display, or print the Software or Documentation, in whole or in part, is granted, except as expressly provided in this Agreement.

(b)           Restrictions on Use.  The grant of rights stated in Section 2(a) of this Schedule C is subject to the terms and conditions of this Agreement as well as the following restrictions:

(i)            Use of the Software may be subsequently transferred to other Testing Centers maintained by a Participating Member, provided (A) the total number of Testing Centers at which the Software is used by such Participating Member does not exceed the number of Testing Centers specified in the applicable WNV Member Supplement and (B) such Participating Member provides Chiron with written notice thirty (30) days before such transfer.

(ii)           In the event that disaster or other circumstances prevent Participating Member from using the Software at the Testing Centers identified in the applicable WNV Member Supplement, the effected Participating Member shall have the right to use the Software at a disaster recovery facility without prior notice to Chiron, but shall promptly notify Chiron as soon as circumstances permit.

(iii)          Participating Members shall not use (or cause to be used) the Software for rental, in the operation of a service bureau, or for any similar purpose; nor shall Participating Members allow access to the Software through terminals located outside Participating Member’s business premises by persons who are not Participating Member’s employees or authorized agents, contractors or representatives.

(iv)          Participating Members shall not distribute the Software, in whole or in any part, to any Third Party or parties, nor permit its sublicensing, leasing, or other transfer, except as permitted under Section 12.4 [Assignment] of this WNV Association Agreement.

(v)           Participating Members shall not, either directly, or through a Third Party, reverse engineer, disassemble or decompile the Software, or make any attempt in any fashion except as specifically provided in this Agreement to obtain the source code to any Software.

(vi)          Any use of the Software not in accordance with this Agreement, or any modification or alteration of the Software not expressly authorized in writing by Chiron, shall void all representations and warranties with regard to the Software and shall be deemed a breach of this Agreement.

(vii)         Upon expiration or termination of a WNV Member Supplement, the applicable Participating Member shall (A) cease all use of the Software and the Documentation; (B) return to Chiron the Software and the Documentation and any copies thereof (unless required to retain such material for regulatory purposes); and (C) erase from memory all copies of the Software (unless required to retain such material for regulatory purposes).  The applicable Participating Member shall certify in writing to Chiron that it has not retained the Software and Documentation or any copies thereof (unless required to retain such material for regulatory purposes).

3              Warranties; Limitation of Liability.

(a)           Anti-Virus.  Chiron warrants that to the best of its knowledge after employing reasonable technical means to detect computer viruses, the Software at the time of delivery will not contain any virus or computer software code, routines or devices (other than as set forth in the Documentation) designed to disable, damage, impair, or erase the Software or other software or data.  For failure to comply with this warranty, Chiron shall, at Chiron’s expense, immediately replace all copies of the affected Software in the possession of a Participating Member.

(c)           Right to License.  Chiron warrants that it has, and on the effective date of each WNV Member Supplement of the Software will have, full rights and authority to license the Software to Participating Members and otherwise as needed for it to perform its obligations hereunder, or has the authority to do so without infringing the rights of any Third Party.

(d)           Limitation of Liability. Chiron disclaims all other warranties and further limits its liability in accordance with Sections 7.4 and 7.11 of this WNV Association Agreement.

SCHEDULE D

SERVICES

1.             Maintenance & Troubleshooting.

1.1           The Participating Member shall store, handle and utilize the Products in accordance with the Package Insert and Documentation, which may be amended from time to time.

1.2           In the event that any Testing Center resolves a problem with a Product, such problem shall be logged in writing, including a description of the problem and the steps taken by the Participating Member to resolve it.  The Participating Member shall maintain a log for the Products and make available all such logs to Chiron’s respective employees, contractors, subcontractors, or agents whose responsibilities are to provide Services to Participating Members (“Chiron Technical Support”) upon request.

1.3           If a Testing Center is unable to resolve a problem, the Testing Center shall refer the problem to Chiron Technical Support for resolution in accordance with Section 2 of this Schedule D.

1.4           Except for routine maintenance and troubleshooting activities of Primary Operators as provided in this Schedule D, or otherwise with the prior permission of Chiron, during the term of this Agreement only Chiron or Chiron’s agents shall install, service, alter or replace the Products.

2.             Technical Support and Service.

2.1           Installation. Chiron support personnel will provide installation and set up of all Software on the Blood Screening Systems, including verification of the operation of the Software in conjunction with the Blood Screening Systems.  At such time as Chiron determines that such setup and installation has been completed, the Participating Member shall acknowledge the completion of such setup and installation and its acceptance of the Software in writing.

2.2           Project Management.  Chiron will provide reasonable project management support to assist the Participating Member project manager in coordinating the activities of Chiron and the Participating Member in connection with testing blood using the Products.

2.3           Data & Materials.  The Participating Member shall make available to Chiron on a timely basis all data, information and other materials which are reasonably necessary for Chiron to perform the Services.

Such data shall be treated as confidential Data in accordance with Section 6.5 of this WNV Association Agreement.  Chiron shall have no liability for any failure to perform, or for the late performance, of any Services to the extent such Services require data, information or materials possessed, prepared or generated by the Participating Member, if the Participating Member fails to provide the same in accordance with Chiron reasonable requests.

2.4           Support and Service.

(a)           Chiron Technical Support is available 24 hours a day, 7 days a week including weekends and holidays via telephone.  The Participating Member will refer problems to Chiron Technical Support through a central toll-free telephone number ([***]).  A service representative will be available at this number to receive problem referrals and provide troubleshooting assistance, from 7:30 a.m. to 5 p.m. PST, Monday through Friday, holidays excepted (“Normal Support Hours”).  Messages left outside Normal Support Hours (including weekends and holidays) will automatically page the on-call Technical Support personnel.  Required message information left outside Normal Support Hours should include a contact name, phone number and brief description of the problem.  Telephone support will be initiated within the Priority/Response timeframes set forth below.  If a problem cannot be resolved through telephone support within a reasonable amount of time, taking into account its Priority status, the problem will be escalated to Chiron’s Product Support Center, for analysis by Blood Screening System specialists and if necessary, OEM support personnel.  If a problem cannot be resolved following such escalation, Chiron Technical Support will be dispatched to the Testing Center to provide service in accordance with the Priority/Response Time Schedule set forth below.

Priority	Response*
Priority 1: Products not operating and alternate or back-up equipment not available; tests cannot be performed	• Immediate telephone support • Support Technician on site ASAP but no later than next morning • Resolution within 24 hours (may be temporary workaround)

Priority 2: Products operational but testing process (processing time) is affected	• Telephone support within 2 hours • Support Technician on site within 24 hours • Resolution within 48 hours

Priority 3 Products are operational; no impact on testing process	• Telephone support next business day • Work commenced within 24 hours • Resolution within 1 week

*      All timeframes are approximate; actual response times may vary due to flight availability, weather-related delays, nature of the problem, etc.

(b)           Chiron will maintain full records of all problem referrals and subsequent actions pursuant to FDA regulation.

3.             Warranty; Limitation of Liability.

3.1           Chiron warrants that the Services provided by Chiron, its agents, employees or contractors pursuant to this Agreement will be rendered in a competent workmanlike manner and in accordance with industry standards.

3.2           The Services shall cover wear and tear and defects in design, material or workmanship of the Products, and shall include version updates to all Software for which Chiron has the right to license or sublicense, but shall exclude (i) replacement of operating supplies, necessaries, consumables or expendable parts; (ii) repairs required due to improper storage, accident, neglect, misuse, electrical stress, air conditioning, humidity control, transportation, and Force Majeure Events, use of non-approved accessories, consumables or supplies, or causes other than intended normal use; (iii) service for Products that have been tampered with, disassembled, altered, changed or modified, maintained by anyone other than Primary Operators, or repaired (or attempts have been so made) by anyone other than Chiron-authorized personnel; and (v) service for any other equipment not manufactured or supplied by Chiron.

3.3           Chiron disclaims all other warranties and further limits its liability in accordance with Sections 7.4 and 7.11 of this WNV Association Agreement, respectively.

3.4           If any applicable law implies a condition or warranty which cannot be excluded or modified in this Agreement (a “Requirement”), then such Requirement is deemed to be included in this Agreement.

SCHEDULE E

COMPENSATION

1.             Each Participating Member agrees to pay to Chiron the agreed compensation in monthly increments, such increments to be equal to the number of Reportable Results achieved by the Participating Member each month, multiplied by the applicable Per Reportable Result amount from the chart set forth below:

POOLED TESTING	SINGLE DONOR TESTING

Per Reportable Result

[***]	[***]

On or prior to the 5th business day of each month during the Term, each Participating Member shall provide Chiron with a report showing the Reportable Results and Reagent Utilization Factor for the prior month.  On or prior to the 15th calendar day of each month, Chiron shall prepare and deliver an invoice to each Participating Member based on such report.  If a Participating Member’s report is not timely received by Chiron, Chiron will prepare an invoice that reflects the then current standing order for the applicable month multiplied by the applicable Per Reportable Result amount.  The Parties shall “true-up” payments made to the actual Reportable Results achieved on a quarterly basis, rectifying any under- or over-payment on the next subsequent invoice, without application of interest.  Each Participating Member shall make payment on invoices in accordance with Section 5.2 of the Agreement.

2.             Termination Reimbursement.  The Termination Reimbursement shall be calculated as follows:

[***]

3.             Reagent Utilization Factor.

3.1           Chiron and each Participating Member agree to monitor the Reagent Utilization Factor at each Testing Center during the term of this Agreement.  If the Reagent Utilization Factor for any Testing Center set forth on the report provided by a Participating Member pursuant to Section 1 of this Schedule E exceeds that Participating Member’s target Reagent Utilization Factor, set forth in the applicable WNV Member Supplement (the “Target RUF”), [***], Chiron and each Participating Member shall use their best endeavors to identify and correct the cause of the excess.

3.2           The Reagent Utilization Factor shall be calculated for each Participating Member promptly following each successive 52 week period commencing on the Effective Date of the applicable WNV Member Supplement (each, an “Annual RUF Measuring Period”).  If the Reagent Utilization Factor for a Participating Member for any Annual RUF Measuring Period exceeds the applicable Target RUF, Chiron shall invoice the Participating Member on the next subsequent monthly invoice, and the Participating Member agrees to pay, the additional fee set forth in their WNV Member Supplement.

4.             Additional Supplies.  The following additional supplies are available from Chiron at the prices set forth below.  Chiron reserves the right to increase or decrease these prices at any time, without notice to each Participating Member:

External Run Controls by Acrometrix [***]	[***]
Ten-Tube Units (TTUs) [***]	[***]
Ten-Tube Cassettes (TTCs) [***]	[***]

SCHEDULE F

PERFORMANCE OBJECTIVES

Performance Objectives	Target
[***]	Assay shall detect the target virus in [***].
[***]	Assay will be used to detect WNV in [***].
[***]	At [***].
[***]	[***];and as defined in the Specimen Collection, Storage and Handling section of the Procleix® WNV Assay package insert.
[***]	[***]
[***]	[***]	[***]
	[***]	[***]
	[***]	[***]
[***]	[***]	[***]
	[***]	[***]
	[***]	[***]

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

WNV MEMBER SUPPLEMENT

This WNV Member Supplement (this “WNV Member Supplement”), dated as of July 1, 2003 (the “Effective Date”), is by and between Chiron Corporation, a Delaware corporation (“Chiron”), and                        , a                         (“WNV MEMBER”).

RECITALS

A.                                   Chiron and America’s Blood Centers, an association of non-profit community-based blood centers (“ABC”), have entered into that certain WNV Association Agreement dated as of July 1, 2003 (the “WNV Association Agreement”);

B.                                     Pursuant to and in accordance with the terms of the WNV Association Agreement, Chiron has agreed to provide to ABC Members WNV Assays, for use to conduct nucleic acid amplification tests to detect the presence of certain viruses in blood donation samples;

C.                                     WNV MEMBER, an ABC Member, wishes to acquire WNV Assays to conduct nucleic acid amplification tests to detect the presence of certain viruses in blood donation samples, in accordance with the terms of the WNV Association Agreement, subject to the following additional terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.  All capitalized terms used but not otherwise defined in this Member Supplement shall have the meanings set forth in the WNV Association Agreement.

2.                                       WNV Association Agreement.  The terms and conditions of the WNV Association Agreement, attached as Exhibit 1 to this WNV Member Supplement, are adopted by the parties hereto and incorporated by reference.  For the purpose of the WNV Association Agreement and this WNV Member Supplement, WNV MEMBER shall be deemed to be a Participating Member.  In the event of any conflict between the terms and conditions of this WNV Member Supplement and the terms and conditions of the WNV Association Agreement, the terms and conditions of the WNV Association Agreement govern.

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3.                                       WNV Assays.  In accordance with Schedule B of the WNV Association Agreement, Chiron shall supply WNV MEMBER with its requirements of WNV Assays to permit WNV MEMBER to conduct Pooled Testing or Single Unit Testing of blood donations in the Territory.  WNV MEMBER’s initial Product Requirement Forecast is attached as Exhibit 2 to this WNV Member Supplement.

4.                                       Compensation.  WNV MEMBER agrees to compensate Chiron, calculated and paid in accordance with Schedule E of the WNV Association Agreement.

5.                                       Reporting Obligation; Nature of Testing.  WNV MEMBER will determine, in its sole discretion, whether to use the WNV Assays supplied by Chiron hereunder to conduct Pooled Testing, Single Donor Testing or a blend thereof.  WNV MEMBER shall report all Reportable Results, in accordance with Section 1 of Schedule E of the WNV Association Agreement, indicating the portion of such Reportable Results obtained through Pooled Testing and the portion obtained through Single Donor Testing.  If WNV MEMBER desires to change its blend of testing between Pooled Testing and Single Unit Testing or to modify the pool size, WNV MEMBER and Chiron shall enter into an addendum to the applicable WNV Member Supplement reflecting any additional instrumentation or any other amendments that may be applicable by reason of such change, including without limitation, appropriate adjustment to the Reagent Utilization Factor.

6.                                       Reagent Utilization Factor.  In accordance with Schedule E to the WNV Association Agreement, for each [***] increment by which the actual Reagent Utilization Factor during each Annual RUF Measuring Period exceeds WNV MEMBER’s Target RUF of [***], WNV MEMBER agrees to pay an additional amount [***].

7.                                       Training.  Chiron agrees to provide the following training program for WNV MEMBER personnel.

7.1                                           On-Site WNV Assay Training.  Chiron shall provide, at Chiron’s sole expense, one day, on-site WNV Assay training to      existing Primary Operators from WNV MEMBER.  Training will include WNV Assay training on the Blood Screening System.  Upon successful completion of training, individuals will be certified to perform the WNV Assay.

7.2                                           New Primary Operator Training. Primary Operator training of up to      WNV MEMBER personnel will be performed by Chiron support personnel.  Training will include WNV Assay training on the Blood Screening System and Pooled Training, if applicable.  Training will include theory, practical training and operation/maintenance on all required equipment.  Each new Primary Operator will be required to pass proficiency certification prior to reporting results.

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8.             Insurance.

8.1                                           WNV MEMBER shall obtain and maintain at its sole cost, a policy or policies of insurance with the following coverages, which shall be in full force and effect for the term of this Agreement and thereafter through two years following the termination of the Agreement: a) a Commercial General Liability policy  including Products and Completed Operations Liability in an amount of not less than [***] combined single limit for each occurrence; b) Workers’ Compensation coverage with statutory limits for each jurisdiction where the work required of such party under this Agreement is performed and an employers’ liability policy with at least the following limits, [***] per accident, [***] per disease (policy limit), and [***] disease (each employee); and c) Professional Liability (Errors & Omissions) Insurance in an amount not less than [***] each claim specifically insuring claims arising from obligations of WNV MEMBER.

8.2                                           WNV MEMBER shall provide Chiron with certificates of insurance evidencing the coverage required herein upon execution of this Agreement, and renewal certificates on request from Chiron.  WNV MEMBER must notify Chiron within a reasonable time if there is a material change to any of the insurance policies referred to in this Section.  Such certificates shall provide for thirty (30) days prior written notice to the certificate holder in the event of non-renewal of the policies, cancellation or material change in the coverage provided.

9.                                       Term and Termination.  This WNV Member Supplement shall become effective on the Effective Date of this WNV Member Supplement, and shall terminate on the earlier to occur of (i) the last calendar day within the [***] Testing Month, or (ii) the termination or expiration of the WNV Association Agreement.  This WNV Member Supplement may be terminated by written notice to the other party at any time during the term, which termination shall be effective when such termination notice is received in accordance with Section 11 of this WNV Member Supplement, as follows:

(a)                                  by Chiron if WNV MEMBER fails to observe, perform or otherwise breaches any of its material covenants, agreements or obligations under this WNV Member Supplement, provided such failure continues for a period of thirty (30) days after receipt by WNV MEMBER of an initial written notice thereof specifying such failure; or

(b)                                 by either WNV MEMBER or Chiron if the other party files a petition in bankruptcy, becomes bankrupt or insolvent or subject to the reorganization of its business for the benefit of creditors under any law or regulation relating to bankruptcy, or a receiver is appointed for all or substantially all of its property or assets, or upon the making by such other party of a composition with its creditors, or upon the taking by such other party of any act for the winding up of its business, or upon any

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governmental authority exercising any power or authority resulting in the expropriation or confiscation of all or substantially all of its business and assets; or

(c)                                  by WNV MEMBER if the FDA rescinds in full its recommendation for the screening of human blood, covered and voluntary source plasma, platelets or other blood products intended for transfusion or other administration to humans for the presence of the West Nile Virus; or

(d)                                 by Chiron ninety (90) days after the FDA approval of the use of the WNV Assay for the screening of human blood, covered and voluntary source plasma, platelets or other blood products intended for transfusion or other administration to humans; or

(e)                                  by WNV MEMBER pursuant to, and in accordance with, Section 8.4 of the WNV Association Agreement; or

(f)                                    by WNV MEMBER pursuant to and in accordance with, Section 8.5 of the WNV Association Agreement; or

(g)                                 by mutual agreement of the parties at any time without penalty.

10.           Reimbursement upon Termination.  If this WNV Member Supplement is terminated [***], other than in accordance with Section 9(e) or (g) above, then WNV MEMBER shall be obligated to reimburse Chiron for certain un-recovered costs and expenses related to the development of the Products in an amount to be calculated in accordance with Section 2 of Schedule E, of the WNV Association Agreement; provided, however, [***].

11.                                 Notices.  Notices, requests, waivers and other communications made pursuant to this WNV Member Supplement or the WNV Association Agreement shall be made in accordance with Section 12.6 of the WNV Association Agreement and, if to WNV MEMBER, shall be addressed to WNV MEMBER as set forth below:

                If to WNV MEMBER:                             WNV MEMBER

                                                                                                                                                                Attention:                   ,

                                                                                                                                                                                                ,

                                                                                                                                                                Telephone: (      )

12.                                 Survivability.  Sections 2, 8 and 10 of this WNV Member Supplement shall survive any expiration or termination of this WNV Member Supplement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized officers, have executed this Agreement as of the date first set forth above.

CHIRON CORPORATION

By:	/s/ Jack Goldstein

WNV MEMBER

By:

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EXHIBITS

1              WNV Association Agreement

2.             Products Requirements Forecast

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EXHIBIT 2
PRODUCT REQUIREMENTS FORECAST

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